As filed with the Securities and Exchange Commission on July 29, 2013

Registration No. 333-143011

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Post-Effective Amendment to Form S-8 Registration Statement No. 333-143011

Post-Effective Amendment to Form S-8 Registration Statement No. 333-128521

Post-Effective Amendment to Form S-8 Registration Statement No. 333-119289

Post-Effective Amendment to Form S-8 Registration Statement No. 333-60038

Post-Effective Amendment to Form S-8 Registration Statement No. 333-49275

Post-Effective Amendment to Form S-8 Registration Statement No. 333-22807

Post-Effective Amendment to Form S-8 Registration Statement No. 33-22837

FIRST FINANCIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	57-0866076
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o First Financial Holdings, Inc.

520 Gervais Street

Columbia, South Carolina 29201

(800) 277-2175

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

First Financial Holdings, Inc. 2007 Equity Incentive Plan

First Financial Holdings, Inc. 2005 Stock Option Plan

First Financial Holdings, Inc. 2005 Performance Equity Plan for Non-Employee Directors

First Financial Holdings, Inc. 2004 Outside Directors Stock Options-for-Fees Plan

First Financial Holdings, Inc. 2004 Employee Stock Purchase Plan

First Financial Holdings, Inc. 2001 Stock Option Plan

First Financial Holdings, Inc. 1997 Stock Option and Incentive Plan

First Financial Holdings, Inc. Performance Equity Plan for Non-Employee Directors

The First Federal Savings and Loan Association of Charleston Sharing Thrift Plan

(Full titles of the plans)

Robert R. Hill, Jr.

Chief Executive Officer

First Financial Holdings, Inc.

520 Gervais Street

Columbia, South Carolina 29201

(800) 277-2175

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

•                  Registration Statement No. 333-143011 registering 900,000 shares of First Financial Holdings Common Stock in connection with the First Financial Holdings, Inc. 2007 Equity Incentive Plan;

•                  Registration Statement No. 333-128521 registering 660,000 shares of First Financial Holdings Common Stock in connection with the First Financial Holdings, Inc. 2005 Stock Option Plan and the 2005 Performance Equity Plan for Non-Employee Directors;

•                  Registration Statement No. 333-119289 registering 400,000 shares of First Financial Holdings Common Stock in connection with the First Financial Holdings, Inc. 2004 Outside Directors Stock Options-for-Fees Plan and the 2004 Employee Stock Purchase Plan;

•                  Registration Statement No. 333-60038 registering 600,000 shares of First Financial Holdings Common Stock in connection with the First Financial Holdings, Inc. 2001 Stock Option Plan;

•                  Registration Statement No. 333-49275 registering 600,000 shares of First Financial Holdings Common Stock in connection with the First Financial Holdings, Inc. 1997 Stock Option and Incentive Plan;

•                  Registration Statement No. 333-22807 registering 100,000 shares of First Financial Holdings Common Stock in connection with the First Financial Holdings, Inc. Performance Equity Plan for Non-Employee Directors; and

•                  Registration Statement No. 33-22837, as amended, registering 136,135 shares of First Financial Holdings Common Stock in connection with the First Federal Savings and Loan Association of Charleston Sharing Thrift Plan.

On July 26, 2013, pursuant to the Agreement and Plan of Merger, dated as of February 19, 2013, by and between SCBT Financial Corporation (now First Financial Holdings, Inc. and the “Company”) and First Financial Holdings, Inc. (“Legacy First Financial”), Legacy First Financial merged with and into the Company with Legacy First Financial ceasing to exist and the Company continuing as the surviving corporation. In connection with the closing of the merger, the Company changed its name to “First Financial Holdings, Inc.”

Upon the closing of the merger, each outstanding share of Legacy First Financial Common Stock was converted into the right to receive 0.4237 of a share of Company Common

Stock.  Shares of Legacy First Financial Common Stock are no longer quoted on the NASDAQ Stock Market.

As a result of the merger, Legacy First Financial has terminated all offerings of securities pursuant to the Registration Statements.  In accordance with the undertakings made by Legacy First Financial in the Registration Statements to remove from registration by means of a post-effective amendment any of its securities being registered under the Registration Statements that remain unsold at the termination of the offering, the Company (as successor to Legacy First Financial) hereby terminates the effectiveness of the Registration Statements and deregisters any and all shares of Legacy First Financial Common Stock originally reserved for issuance under the plans covered by the Registration Statements and registered under the Registration Statements, which remain unsold or unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant (as successor to First Financial Holdings, Inc.) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Columbia, South Carolina, on this 29th day of July, 2013.

FIRST FINANCIAL HOLDINGS, INC.
(as successor to legacy First Financial Holdings, Inc.)

By:	/s/ Robert R. Hill, Jr.
Robert R. Hill, Jr.
Chief Executive Officer